Exhibit 99.1

News Release

U.S. Silica Promotes Mike Winkler to Vice President and Chief Operating Officer

Frederick, MD., December 18, 2013 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced the promotion of Michael L. Winkler to vice president and chief operating officer.

In his new position, Mr. Winkler will continue his oversight of the Company’s mining and plant operations. He will also assume increased responsibilities, including leadership of the firm’s supply chain and logistics capabilities as well as its IT function.

“Mike’s outstanding results leading the operations team for the last two years and his commitment to safety, continuous improvement and productivity make him the ideal candidate for this role,” said Bryan Shinn, U.S. Silica president and chief executive officer. “As COO, Mike will provide leadership to ensure that internal cross-functional initiatives are flawlessly executed from mining through delivery and aligned with best-in-class customer service,” he added.

Mr. Winker has served as the Company’s vice president of operations since June, 2011. Prior to joining U.S. Silica, he held various positions within operations for the Campbell Soup Company and Mars, Inc. Mr. Winkler earned a B.S. degree in Industrial Engineering from the University of Wisconsin-Platteville and an MBA from the University of North Texas.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is one of the largest domestic producers of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Maryland.

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@ussilica.com

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